Exhibit 10.38

FIRST AMENDMENT

TO

THE TRAVELERS BENEFIT EQUALIZATION PLAN

(As Amended and Restated Effective as of January 1, 2009)

The Travelers Benefit Equalization Plan (As Amended and Restated Effective as of January 1, 2009) is amended effective January 1, 2009 as follows:

Section 9.2 is amended to read as follows:

9.2                               WITHHOLDING.  A Participant must make appropriate arrangements with the Company or Affiliate for satisfaction of any federal, state or local income tax withholding requirements, Federal Insurance Contributions Act (“FICA”) tax requirements, or other employee tax requirements applicable to the accrual or payment of benefits under the Plan.  In the absence of an agreed upon alternative arrangement, the Company or Affiliate, in its sole discretion, may provide for withholding and tax payments in such manner as it deems appropriate and determines to be consistent with Code § 409A, including, without limitation, by a reduction of benefits due and payable under the Plan or a reduction of other amounts payable to the Participant (unrelated to the Plan).

In the case of any FICA tax due on amounts required to be taken into account as wages as of the  resolution date defined in Treas. Reg. § 1.3121(v)(2)-1(e)(4), if other wages payable to the Participant are not sufficient to cover his/her portion of such taxes, the Company or Affiliate, in its sole discretion, may accelerate the Participant’s benefit to the extent necessary to pay the FICA taxes due on such wages, as well as to pay the income tax at source on such wages imposed under Code § 3401 and the corresponding withholding provisions of applicable state or local tax laws as a result of the payment of such wages, and to pay the additional income tax at source on wages attributable to the pyramiding Code § 3401 wages and taxes in a manner consistent with Treas. Reg. § 1.409A-3(j)(4)(vi); provided that, the total payment accelerated under this Sec. 9.2 shall not exceed the aggregate of the FICA taxes due and the income tax withholding related to such FICA taxes.  The amount accelerated hereunder will reduce the amount credited to the Participant’s Account under Sec. 4.3.3.

/s/ John P. Clifford Jr.
John P. Clifford Jr.
Executive Vice President — Human Resources

Dated: December 21, 2009